Exhibit 10.5

Huntington Bancshares Incorporated Stock Option Grant Agreement

2014 STOCK OPTION GRANT AGREEMENT

Employee Name:	[Participant Name]

Number of Stock Options Subject to Grant:	[Shares Granted]

Type of Option (ISO: Incentive Stock Option/NQ: Non-Qualified Stock Option)	[Grant Type]

Date of Grant:	[Date]

Closing Price on Grant Date:	[Price]

THIS STOCK OPTION GRANT AGREEMENT (this “Agreement”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2012 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Article 6 of the Plan, the Committee may grant awards of Stock Options to employees.

WHEREAS, the Company desires to compensate the Employee with a grant of Stock Options for the Employee’s future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Stock Options under the following terms and conditions:

1.	Grant of Options.

The Company, by authority of the Compensation Committee of the Board of Huntington Bancshares Incorporated, grants to the employee, named in the box above (the “Employee”), a grant of the number of Options identified above to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan.

Huntington Bancshares Incorporated Stock Option Grant Agreement

2.	Vesting Provisions.

This Option has been granted from the Plan, effective as of the Date of Grant and will vest as follows:

(a) Except as otherwise provided herein, this Option will vest in equal increments on the anniversary date of each of the four years following the Date of Grant.

(b) In the event that the employment of the Employee is terminated for reasons other than death, Disability, or Retirement before the fourth anniversary of the Date of Grant, this Option shall be exercisable in accordance with Section 6.6 of the Plan. This generally means that the rights under each unvested Option shall be forfeited and any vested Option shall terminate upon the earlier of (1) the expiration of such Option, or (2) sixty (60) days after the Employee’s termination of employment, unless such termination of employment was for Cause.

(c) In the event that the Employee’s employment is terminated for Cause, the rights under each then outstanding Option granted to the Employee shall immediately terminate.

(d) In the event of the Employee’s employment or service with the Company terminates due to a Modified Age Retirement before the fourth anniversary of the Date of Grant, the unvested Options will not be forfeited but will continue to vest in accordance with the schedule as described above. The vested Option shares shall remain exercisable through the expiration date described in Section 4 below. For purposes of this Agreement, a “Modified Age Retirement” means that the Employee has terminated service with the Company and on his or her date of termination has attained age 59  1⁄2.

(e) In the event that the Employee’s employment is terminated by reason of death or Disability, or if the Employee dies or becomes Disabled after Retirement, all such outstanding Options shall become exercisable in full, and the Employee or (in the case of the Employee’s death) the executor or administrator of such Employee’s estate or a person or persons who have acquired the Options directly from the Employee by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by the Company, shall have until the earlier of (i) the expiration dates of this Option or (ii) thirteen (13) months after the Employee’s date of death or Disability, to exercise such Options.

(f) Notwithstanding any provision in items 2(a)-2(e) above, if on December 31st before the applicable vesting date described in Section (a) above, the Company’s Tier 1 Common Equity Ratio is less than the goal set forth in the Company’s Capital Management Policy (currently 7.00%), the Employee’s stock options that otherwise would have vested on such date shall instead vest on the first applicable anniversary of the Date of Grant after the December 31st in which the Company’s Tier 1 Common Equity Ratio is greater than or equal to the goal set forth in the Company’s Capital Management Policy. However, if the Company’s Tier 1 Common Equity Ratio remains less than the goal set forth in the Company’s Capital

Huntington Bancshares Incorporated Stock Option Grant Agreement

Management Policy for a period of three continuous years after the otherwise applicable vesting date described in items (a)-(e) above, the Employee shall not vest in that 1/4 share of the stock options and shall instead forfeit such stock options.

(g) Notwithstanding any provision herein to the contrary, in the event of a Change in Control, all outstanding Option shares shall become immediately and fully vested and exercisable, and they shall remain exercisable through the expiration date described in Section 4 below.

3.	Forfeiture Provisions.

(a) If, before the fourth anniversary of the Date of Grant, or if later, the applicable anniversary of the Date of Grant described in Section 2(f) of this Agreement immediately following the December 31st in which the Company’s Tier 1 Common Equity Ratio is greater than or equal to the goal set forth in the Company’s Capital Management Policy, the Employee’s employment or service with the Company is terminated for any reason other than a Permitted Termination, all of the Employee’s stock options shall be forfeited.

(b) Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all stock options and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Huntington Bancshares Incorporated Recoupment/Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations. The Policy is available on the Risk Management and Corporate Policy home page of the Huntington intranet.

(c) This stock option grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This stock option grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

4.	Expiration of Option.

This Option will expire at midnight of the calendar year prior to the seventh anniversary of the date of grant, or upon such earlier expiration date as provided in the Plan, and shall not be exercisable thereafter.

Huntington Bancshares Incorporated Stock Option Grant Agreement

5.	Option Exercise Price.

The Option price of this grant is equal to the Fair Market Value (the closing price) as quoted on the NASDAQ Global Select Market per share as specified in the Plan on the Date of Grant.

6.	Exercise of Option and Withholding.

The Option may be exercised, in whole or part (for the purchase of whole shares only), electronically by complying with the requirements on Fidelity’s web site and satisfying any other requirements that the Company may impose under Section 6.5 of the Plan. Payment of the exercise price shall be made in a manner approved by the Company under Section 6.5 of the Plan. Tax and any other necessary withholding obligations shall be satisfied in a manner consistent with Article 18 of the Plan.

7.	Securities Law Compliance.

No Option shares shall be purchased upon the exercise of the Option unless and until the Company and the Employee shall have complied with all applicable federal or state registration, listing, and qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Company has received evidence satisfactory to it that the Employee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company reserves the right to legend any certificate for shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

8.	No Rights as Shareholder or Employee.

The Employee shall not have any privileges of a shareholder of the Company with respect to any Option shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which shares are entitled with respect to any such Option shares, until the date of the issuance to the Employee of a stock certificate evidencing such shares.

Nothing in this Agreement or the Option shall confer upon the Employee any right to continue as an Employee of the Company or to interfere in any way with the right of the Company to terminate the Employee’s service at any time.

Huntington Bancshares Incorporated Stock Option Grant Agreement

9.	Non-Transferability of Option.

This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Employee, other than by will or by the laws of descent and distribution. Further, this Option shall be exercisable during his or her lifetime only by the Employee.

10.	Plan Governs.

This Option is subject to acceptance of all the terms, conditions and limitations of the Plan, including Article 19 with respect to forfeitures. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Option is subject to such rules and regulations that the Compensation Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law principles thereof.

NON-SOLICITATION PROVISION

After review of this agreement, the Employee will be required to accept the terms and conditions of the grant. If this agreement is not accepted within 30 days of the distribution of this document, then the grant will be subject to forfeiture.

By accepting this Agreement and the grants listed herein, the Employee agrees that he/she will not, during his or her employment with Huntington and for a period of one year after such employment ceases, either voluntarily or involuntary for any reason:

1.	Solicit, encourage, or induce, either directly or indirectly, any person employed by the Company for employment with, or to provide services to, any other entity that does business in securities, commodities, financial futures, insurance, banking, financial planning, tax-advantaged investments or any other line of business in which the Company is engaged; or

2.	Contact, either directly or indirectly, any customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by the Company from any person or entity other than the Company; or

3.	Contact, either directly or indirectly, any customer or prospective customer of the Company whose identity or other customer specific information the Employee

Huntington Bancshares Incorporated Stock Option Grant Agreement

obtained or gained access to as an employee of Company for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by the Company from any person or entity other than the Company; or

4.	Use proprietary information to solicit, influence, entice, attempt to divert, or induce any customer or prospective customer of the Company to terminate or reduce any business relationship with the Company or to obtain any product or service provided by the Company from any person or entity other than the Company. Proprietary information includes customer or prospective customer information, including names, addresses, telephone numbers, email addresses or other identifying or contact information, account or transactional information, and other personal, business or financial information, and also includes information concerning the Company’s business plans and methods, market strategies, products and services, technology and computer systems, business techniques and processes, policies, procedures and training materials.

Notwithstanding the foregoing non-solicitation provisions of this Agreement, if Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then Employee’s obligations will cease as of the date of his or her employment termination.

The Company will not have any further obligations to the Employee under this Agreement if the Employee’s grant is forfeited as provided herein.

This Agreement along with the 2012 Long-Term Incentive Plan Prospectus will be available by accessing your Fidelity account.

I hereby accept the terms of this Agreement electronically through Fidelity.

Stephen D. Steinour
Chairman, President, and Chief Executive Officer	Date

[Signature]

[Acceptance Date]